Exhibit 23.2

Consent of Independent Registered Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-4 of Earthlink, Inc. of our report dated June 2, 2005 relating to the financial statements of New Edge Holding Company and its subsidiary, New Edge Networks, Inc., which appears in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Portland, Oregon
February 3, 2006